Exhibit 99.1

For additional information contact:

Tracy L. Keegan

Executive Vice President and

Chief Financial Officer

(904) 998-5501

Atlantic coast Financial CORPORATION

REPORts record earnings for 2015

JACKSONVILLE, Fla. (January 27, 2016) – Atlantic Coast Financial Corporation (“Atlantic Coast” or the “Company,” NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the “Bank”), today reported earnings per diluted share of $0.50 for the year ended December 31, 2015, up from $0.09 for the year ended December 31, 2014. As previously reported, earnings for the full year 2015 included the impact of the reversal of a valuation allowance against the Company’s deferred tax asset in June 2015, which positively affected the provision for income taxes by $8.5 million. This was partially offset by prepayment penalties totaling $5.2 million, pre-tax, associated with the prepayment of some of the Company’s wholesale debt during June 2015. Additionally, 2015 earnings were impacted by a $0.5 million, pre-tax, write-down in December 2015 related to a contract the Company entered into to sell an other real estate owned (“OREO”) property (the “OREO Write-down”). The OREO Write-down included $0.2 million, pre-tax, related to the cost to sell the property, which is expected to close early in 2016.

Together, the three transactions noted above added approximately $4.9 million, or $0.32 per diluted share, to net income in 2015. Excluding these three transactions, 2015 core earnings per diluted share of $0.18 (which is a non-GAAP financial measure) doubled earnings per diluted share of $0.09 for 2014. The OREO Write-down in the fourth quarter 2015 reduced quarterly earnings per diluted share by $0.02. A reconciliation of GAAP to non-GAAP financial measures is provided on page 5.

Commenting on the Company’s results, John K. Stephens, Jr., President and Chief Executive Officer, said, “We are pleased that Atlantic Coast continued to build on the strong momentum that characterized its performance throughout the first nine months of the year. Key to this ongoing strategy was our ability to sustain growth in our portfolio loans, which we have accomplished through organic growth across our established markets, the opening of loan production offices in Orlando and Tampa, and the careful acquisition of one- to four-family and multi-family loans. Because of these efforts, total loans grew to more than $654 million at year’s end and reflected an increase of 34% for 2015.

“We are dedicated to continue improving the Company’s long-term performance by supporting our customers’ financial goals and aspirations, making prudent lending decisions, funding our growth through increased core deposits, and deploying our capital in the best ways possible,” Stephens continued. “We believe that recent consolidation in our primary markets of Northeast Florida and Southeast Georgia will create opportunity for future growth. Additionally, our expansion in attractive Florida markets, like Orlando and Tampa, will create new prospects for growth that will synch with efforts to build our business, increase our visibility with customers and leverage our infrastructure. We look forward to continued strong performance for Atlantic Coast in 2016, as our team members remain committed to fulfilling all of our customers’ financial needs.”

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ACFC Reports Fourth Quarter Results Page 2 January 27, 2016

Tracy L. Keegan, Executive Vice President and Chief Financial Officer, added, “Atlantic Coast’s performance for the fourth quarter of and full year 2015 was strong, highlighted by net interest income growth of 27% and 20%, respectively, and operating earnings growth of 100% in each period, compared with the fourth quarter of and full year 2014. In addition, the Company began to fully execute on its commercial deposit strategy, generating over $40 million in core deposits from new commercial relationships, and we expect further deposit growth from such relationships in the first quarter of 2016. With the benefits of our early debt extinguishments in mid-2015 extending into 2016 and powered by our growing loan portfolio and commercial deposits, we expect to carry our momentum forward into the new year as we work to maximize our prospects for growth and earnings.”

Other significant highlights of the fourth quarter of 2015 and the full year include:

•	Net interest spread and net interest margin improved to 2.96% and 3.10%, respectively, for the three months ended December 31, 2015, from 2.52% and 2.73%, respectively, for the same period last year. Those metrics also improved to 2.81% and 2.95%, respectively, for the year ended December 31, 2015, from 2.41% and 2.61%, respectively, for the year ended December 31, 2014.

•	Total loans (including portfolio loans, loans held-for-sale, and warehouse loans held-for-investment) increased 34% to $654.2 million at December 31, 2015, from $488.1 million at December 31, 2014, primarily reflecting originations in all lines of business, and supplemented by selective loan acquisitions (including purchases from a related party).

•	Nonperforming assets, as a percentage of total assets, decreased to 0.90% at December 31, 2015, from 0.92% at September 30, 2015, and 1.20% at December 31, 2014.

•	Total assets increased to $856.8 million at December 31, 2015, from $706.5 million at December 31, 2014, primarily due to an increase in loans during the 12-month period, which was primarily funded by deposits and Federal Home Loan Bank advances.

•	The Bank’s ratios of total risk-based capital to risk-weighted assets and Tier 1 (core) capital to adjusted total assets were 13.91% and 9.49%, respectively, at December 31, 2015, and each continued to exceed the levels – 10% and 5%, respectively – currently required for the Bank to be considered well-capitalized.

Bank Regulatory Capital	At
Key Capital Measures	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014
Total risk-based capital ratio (to risk-weighted assets)	13.91%	14.73%	14.74%	15.86%	17.64%
Common equity tier 1 (core) risk-based capital ratio (to risk-weighted assets)	12.66%	13.47%	13.48%	14.61%	n/a
Tier 1 (core) risk-based capital ratio (to risk-weighted assets)	12.66%	13.47%	13.48%	14.61%	16.38%
Tier 1 (core) capital ratio (to adjusted total assets) *	9.49%	9.55%	9.69%	10.38%	10.35%

*      As a result of regulatory changes (Basel III), Tier 1 (core) capital to adjusted total assets was calculated using the period-end balance as of December 31, 2014, while this ratio was calculated using a period average balance for all subsequent periods.

The general decrease in capital ratios over the past year was primarily due to growth in the Bank’s balance sheet, especially with respect to portfolio loans, which resulted in an increase in risk-weighted assets and adjusted total assets, partially offset by an increase in capital.

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ACFC Reports Fourth Quarter Results Page 3 January 27, 2016

Credit Quality	At
	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014
	(Dollars in millions)
Nonperforming loans	$4.4	$4.0	$3.9	$4.4	$4.5
Nonperforming loans to total portfolio loans	0.73%	0.74%	0.82%	0.94%	1.00%
Other real estate owned	$3.2	$3.5	$3.9	$4.2	$3.9
Nonperforming assets	$7.6	$7.5	$7.8	$8.6	$8.4
Nonperforming assets to total assets	0.90%	0.92%	0.97%	1.16%	1.20%
Troubled debt restructurings performing for less than 12 months under terms of modification	$4.5	$5.2	$6.0	$14.1	$13.8
Total nonperforming assets and troubled debt restructurings performing for less than 12 months under terms of modification	$12.1	$12.7	$13.8	$22.7	$22.2
Troubled debt restructurings performing for more than 12 months under terms of modification	$30.5	$29.7	$28.9	$22.1	$21.0

Overall, the Company’s credit quality remains strong, as the number and balance of loans reclassified to nonperforming and OREO has stabilized. Nonperforming assets increased slightly at December 31, 2015, compared with those at September 30, 2015, as an increase in nonperforming loans more than offset a decrease in OREO. Nonperforming assets declined at December 31, 2015, compared with those at December 31, 2014, due to net reductions of OREO and a slowing pace in loans being reclassified as nonperforming.

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Year Ended
	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
	(Dollars in millions)
Provision for portfolio loan losses	$0.2	$0.2	$0.2	$0.8	$1.3
Allowance for portfolio loan losses	$7.7	$7.6	$7.1	$7.7	$7.1
Allowance for portfolio loan losses to total portfolio loans	1.27%	1.39%	1.57%	1.27%	1.57%
Allowance for portfolio loan losses to nonperforming loans	174.44%	188.63%	156.71%	174.44%	156.71%
Net charge-offs	$0.1	$0.0	$0.3	$0.2	$1.1
Net charge-offs to average outstanding portfolio loans	0.08%	(0.03)%	0.31%	0.04%	0.27%

The decline in the provision for portfolio loan losses in 2015 compared with 2014 reflected improving economic conditions in the Company’s markets during the current year, which have led to lower net charge-offs over the past 12 months. The increase in the allowance for portfolio loan losses at December 31, 2015, from December 31, 2014, primarily was attributable to loan growth, which reflected an approximately equal mix of organic growth and loan purchases, partially offset by principal amortization and increased prepayments of one- to four-family residential mortgages and home equity loans. Management believes the allowance for portfolio loan losses as of December 31, 2015, is sufficient to absorb losses in portfolio loans as of the end of the period. The decline in net charge-offs in 2015 compared with 2014 primarily reflected a decrease in charge-offs in one- to four-family residential loans, home equity loans, collateral-dependent commercial real estate property and commercial business loans.

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ACFC Reports Fourth Quarter Results Page 4 January 27, 2016

Net Interest Income	Three Months Ended			Year Ended
	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
	(Dollars in millions)
Net interest income	$5.9	$5.8	$4.6	$21.1	$17.6
Net interest margin	3.10%	3.24%	2.73%	2.95%	2.61%
Yield on investment securities	2.13%	2.11%	2.01%	2.07%	2.00%
Yield on loans	4.62%	4.92%	5.15%	4.83%	5.47%
Total cost of funds	1.08%	1.04%	1.60%	1.26%	1.65%
Average cost of deposits	0.53%	0.51%	0.54%	0.51%	0.55%
Rates paid on borrowed funds	2.25%	2.38%	4.02%	2.99%	4.27%

The increase in net interest margin during the fourth quarter of 2015 and full year 2015 compared with the prior fourth quarter and full-year period, respectively, was primarily due to the decrease in rates paid on borrowed funds, as the Company benefited from the prepayment and restructuring of some of its high-cost wholesale debt during the second quarter of 2015. Also contributing to the increase in net interest margin was an increase in higher-margin interest-earning assets outstanding, as the Company has continued to redeploy excess liquidity to grow its portfolio loans, loans held-for-sale, and warehouse loans held-for-investment.

Noninterest Income / Noninterest Expense	Three Months Ended			Year Ended
	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
	(Dollars in millions)
Noninterest income	$1.6	$1.8	$1.6	$6.8	$6.4
Noninterest expense	$6.2	$5.9	$5.8	$28.9	$21.5

The increase in noninterest income for 2015 compared with 2014 primarily reflected higher gains on the sale of loans held-for-sale. The increase in noninterest expense during the fourth quarter of 2015 compared with the same 2014 period reflected the impact of the full compensation impact of employees that were added in various areas of the Company throughout 2014, including branch operations and lending, to enhance customer service and promote loan and deposit growth, as well as the OREO Write-down, partially offset by lower outside professional services expense. The increase in noninterest expense for 2015 compared with 2014 reflected penalties associated with the prepayment of some of the Company’s high-cost wholesale debt during the second quarter of 2015, the full compensation impact of employees that were added in various areas of the Company throughout 2014, and the OREO Write-down, partially offset by lower FDIC insurance costs. The Company believes it is now appropriately staffed for its current business needs; however, the Company may continue to add production employees to support its overall growth strategies.

Other

In conjunction with the Company’s expansion into additional attractive markets in Florida, Atlantic Coast recently announced that it has agreed to sell its retail branch in Garden City, Georgia, in order to better align its footprint with long-term strategic goals. The branch sale, which is anticipated to close in the first quarter of 2016, is not expected to have a material impact on the Company’s assets, loan portfolio or earnings. Despite this sale, the Company intends to increase its commercial banking and mortgage origination efforts in the Savannah, Georgia market.

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ACFC Reports Fourth Quarter Results Page 5 January 27, 2016

Use of Non-GAAP Financial Measures

This press release includes discussion of non-GAAP financial measures: core earnings and core earnings per diluted share for the year ended December 31, 2015. Core earnings for the year ended December 31, 2015, excludes the effects of the reversal of a valuation allowance against the Company’s deferred tax asset in June 2015, penalties associated with the prepayment of some of the Company’s wholesale debt during June 2015 and the OREO Write-down that occurred in December 2015. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). Core earnings and core earnings per diluted share are terms that are not defined by GAAP and should be viewed in addition to, and not in lieu of, net income and income per diluted share on a GAAP basis. A reconciliation of these measures follows.

	Three Months Ended			Year Ended
	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
Net income as reported	$689	$1,008	$443	$7,718	$1,327
Less the valuation allowance reversal	--	--	--	(8,476)	--
Plus the prepayment penalties	--	--	--	3,217	--
Plus the OREO Write-down	342	--	--	342	--
Adjusted net income (core earnings)	$1,031	$1,008	$443	$2,801	$1,327

Income per diluted share as reported	$0.04	$0.07	$0.03	$0.50	$0.09
Less the valuation allowance reversal	--	--	--	(0.55)	--
Plus the prepayment penalties	--	--	--	0.21	--
Plus the OREO Write-down	0.02	--	--	0.02	--
Adjusted income per diluted share (core earnings per diluted share) (1)	$0.07	$0.07	$0.03	$0.18	$0.09

(1)      May not foot due to rounding.

Atlantic Coast management believes that the non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Atlantic Coast management also believes that the non-GAAP financial measures enhance the ability of investors to analyze the Company’s business trends and to understand the Company’s performance. In addition, the Company may utilize non-GAAP financial measures as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for some management compensation purposes. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving the Northeast Florida, Central Florida and Southeast Georgia markets. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Relations.

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ACFC Reports Fourth Quarter Results Page 6 January 27, 2016

Forward-looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally are identifiable by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “plans,” “intends,” “projects,” “targets,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances or effects. Moreover, forward-looking statements in this release include, but are not limited to, those relating to: our long-term performance goals and our expected performance in 2016; our ability to fully support customers, make the right loans, and increase deposits; growth and income potential maximization; the allowance for portfolio loan losses being sufficient to absorb losses in respect of portfolio loans; expectations regarding being adequately staffed for current business needs; and the ability to make further additions to current employee headcount as necessary. The Company’s consolidated financial results and the forward-looking statements could be affected by many factors, including but not limited to: general economic trends and changes in interest rates; increased competition; changes in demand for financial services; the state of the banking industry generally; uncertainties associated with newly developed or acquired operations; market disruptions; and cyber-security risks. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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ACFC Reports Fourth Quarter Results Page 7 January 27, 2016

ATLANTIC COAST FINANCIAL CORPORATION

Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
Interest and dividend income:
Loans, including fees	$7,032	$6,911	$6,260	$26,705	$24,200
Securities and interest-earning deposits in other financial institutions	775	785	902	3,091	3,935
Total interest and dividend income	7,807	7,696	7,162	29,796	28,135

Interest expense:
Deposits	660	638	597	2,426	2,489
Securities sold under agreements to repurchase	--	1	836	1,541	3,474
Federal Home Loan Bank advances	1,266	1,233	1,113	4,719	4,549
Total interest expense	1,926	1,872	2,546	8,686	10,512

Net interest income	5,881	5,824	4,616	21,110	17,623
Provision for portfolio loan losses	225	195	200	807	1,266
Net interest income after provision for portfolio loan losses	5,656	5,629	4,416	20,303	16,357

Noninterest income:
Service charges and fees	734	717	710	2,747	2,786
Gain on sale of loans held-for-sale	281	440	133	1,570	864
Gain (loss) on sale of securities available-for-sale	--	--	123	(9)	205
Bank owned life insurance earnings	118	125	119	480	446
Interchange fees	362	398	372	1,563	1,521
Other	107	130	130	499	617
Noninterest income	1,602	1,810	1,587	6,850	6,439

Noninterest expense:
Compensation and benefits	3,203	3,205	2,891	12,457	10,582
Occupancy and equipment	526	555	459	2,133	1,935
FDIC insurance premiums	174	154	232	677	1,206
Foreclosed assets, net	525	16	211	643	245
Data processing	495	466	400	1,828	1,436
Outside professional services	180	535	518	1,801	1,692
Collection expense and repossessed asset losses	159	81	106	464	530
Securities sold under agreements to repurchase prepayment penalties	--	--	--	5,188	--
Other	938	903	993	3,751	3,843
Noninterest expense	6,200	5,915	5,810	28,942	21,469

Income (loss) before income tax expense	1,058	1,524	193	(1,789)	1,327
Income tax expense (benefit)	369	516	(250)	(9,507)	--
Net income	$689	$1,008	$443	$7,718	$1,327

Net income per basic and diluted share	$0.04	$0.07	$0.03	$0.50	$0.09

Basic and diluted weighted average shares outstanding	15,399	15,399	15,393	15,398	15,392

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ACFC Reports Fourth Quarter Results Page 8 January 27, 2016

ATLANTIC COAST FINANCIAL CORPORATION

Balance Sheets (Unaudited)

(Dollars in thousands)

	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014
ASSETS
Cash and due from financial institutions	$6,108	$22,492	$2,974
Short-term interest-earning deposits	17,473	15,238	19,424
Total cash and cash equivalents	23,581	37,730	22,398
Investment securities:
Securities available-for-sale	103,302	107,551	118,699
Securities held-to-maturity	16,096	16,532	17,919
Total investment securities	119,398	124,083	136,618
Portfolio loans, net of allowance of $7,745, $7,630 and $7,107, respectively	603,507	540,266	446,870
Other loans:
Loans held-for-sale	6,591	4,199	7,219
Warehouse loans held-for-investment	44,074	50,498	33,972
Total other loans	50,665	54,697	41,191

Federal Home Loan Bank stock, at cost	9,517	10,821	6,257
Land, premises and equipment, net	15,472	15,732	14,505
Bank owned life insurance	17,070	16,952	16,590
Other real estate owned	3,232	3,492	3,908
Accrued interest receivable	2,107	2,007	1,924
Deferred tax assets, net	9,374	9,471	--
Other assets	2,830	2,746	16,237
Total assets	$856,753	$817,997	$706,498

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$47,208	$51,362	$41,283
Interest-bearing demand	105,159	62,385	65,718
Savings and money markets	171,664	173,155	171,657
Time	231,790	209,850	162,122
Total deposits	555,821	496,752	440,780
Securities sold under agreements to purchase	9,991	--	66,300
Federal Home Loan Bank advances	207,543	237,457	123,667
Accrued expenses and other liabilities	3,105	3,716	3,415
Total liabilities	776,460	737,925	634,162

Common stock, additional paid-in capital, retained deficit, and other equity	82,070	81,404	74,345
Accumulated other comprehensive loss	(1,777)	(1,332)	(2,009)
Total stockholders’ equity	80,293	80,072	72,336
Total liabilities and stockholders’ equity	$856,753	$817,997	$706,498

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ACFC Reports Fourth Quarter Results Page 9 January 27, 2016

ATLANTIC COAST FINANCIAL CORPORATION

Selected Consolidated Financial Ratios and Other Data (Unaudited)

(Dollars in thousands)

	At and for the Three Months Ended Dec. 31,		At and for the Year Ended Dec. 31,
	2015	2014	2015	2014
Interest rate
Net interest spread	2.96%	2.52%	2.81%	2.41%
Net interest margin	3.10%	2.73%	2.95%	2.61%

Average balances
Portfolio loans receivable, net	$561,234	$443,943	$493,950	$412,318
Total interest-earning assets	757,736	674,067	715,884	675,011
Total assets	813,716	713,504	771,103	712,421
Deposits	501,023	443,311	479,859	449,499
Total interest-bearing liabilities	675,466	592,989	641,045	595,816
Total liabilities	732,196	641,207	693,483	642,142
Stockholders’ equity	81,520	72,297	77,620	70,279

Performance ratios (annualized)
Return on average total assets	0.34%	0.25%	1.00%	0.19%
Return on average stockholders’ equity	3.38%	2.45%	9.94%	1.89%
Ratio of operating expenses to average total assets	3.05%	3.26%	3.75%	3.01%

Credit and liquidity ratios
Nonperforming loans	$4,440	$4,535	$4,440	$4,535
Foreclosed assets	3,232	3,908	3,232	3,908
Impaired loans	35,848	35,891	35,848	35,891
Nonperforming assets to total assets	0.90%	1.20%	0.90%	1.20%
Nonperforming loans to total portfolio loans	0.73%	1.00%	0.73%	1.00%
Allowance for loan losses to nonperforming loans	174.44%	156.71%	174.44%	156.71%
Allowance for loan losses to total portfolio loans	1.27%	1.57%	1.27%	1.57%
Net charge-offs to average outstanding portfolio loans (annualized)	0.08%	0.31%	0.04%	0.27%
Ratio of gross portfolio loans to total deposits	109.97%	102.99%	109.97%	102.99%

Capital ratios
Tangible stockholders’ equity to tangible assets*	9.37%	10.24%	9.37%	10.24%
Average stockholders’ equity to average total assets	10.02%	10.13%	10.07%	9.86%

Other Data
Tangible book value per share*	$5.18	$4.66	$5.18	$4.66
Stock price per share	5.86	3.97	5.86	3.97
Stock price per share to tangible book value per share*	113.19%	85.12%	113.19%	85.12%

*      Non-GAAP financial measure. Because the Company does not currently have any intangible assets, tangible stockholders’ equity is equal to stockholders’ equity, tangible assets is equal to assets, and tangible book value is equal to book value. Accordingly, no reconciliations are required for these measures.

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